First Quarter Fiscal 2022 Results Quarter Ended September 30, 2021 Supplementary Information to November 4, 2021 Earnings Conference Call & Webcast Exhibit 99.2

Kimball Electronics (Nasdaq: KE) Safe Harbor Statement Certain statements contained within this supplementary information, including our fiscal year 2022 guidance, and any statements made during our earnings conference call today may be considered forward-looking under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” Undue reliance should not be placed on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment, global health emergencies including the COVID-19 pandemic, availability or cost of raw materials and components, foreign exchange fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Kimball Electronics, Inc. (the “Company”) are contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, our earnings release, and other filings with the Securities and Exchange Commission (the “SEC”). This supplementary information contains non-GAAP financial measures. The non-GAAP financial measures contained herein include Adjusted Selling & Administrative Expenses, Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Return on Invested Capital (“ROIC”). Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. Many of the Company’s internal performance measures that management uses to make certain operating decisions use these and other non-GAAP measures to enable meaningful trending of core operating metrics. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included on the Reconciliation of Non-GAAP Results slide, which is the final slide of this supplementary information. 2

Kimball Electronics (Nasdaq: KE) Today’s speakers • Don Charron - Chairman & CEO • Jana Croom - Vice President, CFO • Andy Regrut - Head of Investor Relations 3

Kimball Electronics (Nasdaq: KE) Difficult operating environment in Q1 due to global supply chain issues 4 • Component shortages, which are impacting companies worldwide, continue to make it challenging to keep pace with strong market demand • Disappointed by the lack of improvement in the overall situation, when we were expecting some level of recovery • Conditions deteriorated due to COVID related restrictions in Malaysia, and the worsening of the backlog in U.S. west coast ports • Additional challenge with power outages at our facility in China

Kimball Electronics (Nasdaq: KE) Our lost absorption was more significant than original estimates 5 • Committed to retaining our experienced and talented workforce around the world • View these disruptions as a short-term issue • Our funnel of new product introductions remains strong

Kimball Electronics (Nasdaq: KE) Reiterating guidance for fiscal year 2022 6 • Continue to experience a shift in a significant portion of our shippable backlog, as customer demand exceeds parts availability • Well-positioned to ramp production on our record backlog • Preparing to run at maximum capacity on several production lines across the company to fill not only existing orders, but other new programs in our forecast • The bifurcation between the first and second halves of the fiscal year will now be more pronounced • Longer term, the outlook for our company continues to be strong, and the team we have in place - to execute on a variety of growth opportunities - is up to the challenge

Kimball Electronics (Nasdaq: KE) Net sales decreased 12% compared to the same period last year 7 The decline occurred in 3 of 4 vertical markets Net Sales Q1 ‘22 $293 $332 Q1 ‘21 (12%)

Kimball Electronics (Nasdaq: KE) Sales in the Automotive vertical market increased 9% 8 Automotive $129 $118 +9% • Automotive was the only vertical market with increasing sales in Q1 • This result could have been much stronger if we had the materials needed to fill these orders • The growth in Q1 resulted from popular vehicle models – designated as “high priority” by our customers & the OEMs - receiving an allocation of components from the limited worldwide supply • We remain bullish on the growth prospects of this vertical market Q1 ‘22 Q1 ‘21

Kimball Electronics (Nasdaq: KE) Sales in the Medical vertical market decreased 33% 9 Medical • Strong last year with our support of respiratory care products needed to combat COVID-19 during the early months of the pandemic • Elective procedures are still below pre-pandemic levels… the recovery has been gradual • Longer-term, we continue to believe the megatrends in the healthcare industry are an excellent set-up for growth $85 $127 (33%) Q1 ‘22 Q1 ‘21

Kimball Electronics (Nasdaq: KE) Sales in the Industrial vertical market decreased 9% 10 Industrial • The decline resulted from lower sales in climate control and smart metering products • Both largely related to parts shortages$64 $70 (9%) Q1 ‘22 Q1 ‘21

Kimball Electronics (Nasdaq: KE) $11 $13 Sales in the Public Safety vertical market decreased 16% 11 Public Safety • Sales were $11.1 million in Q1 • Decline largely driven by part shortages(16%) Q1 ‘22 Q1 ‘21

Kimball Electronics (Nasdaq: KE) Net sales declined 12% compared to Q1 2021 12 • Sales were $292.7 million, a 12% decrease compared Q1 last year • Foreign exchange rates favorably impacted sales by 1% Net Sales Overview Net Sales Trend

Kimball Electronics (Nasdaq: KE) Gross margin rate of 5.3%, a 390 bps decline compared to Q1 2021 13 Drivers of GM% Gross Margin Trend • Challenged by lower volumes related to the continued global parts shortage; impacting our absorption rate • Certain costs have increased this year… including wage inflation, other labor costs, and inbound freight • Expect this to abate in the coming quarters as the parts shortage subsides

Kimball Electronics (Nasdaq: KE) Adjusted Selling & Administrative Expense (%)(1)(2) 14 (1) Adjusted Selling & Administrative Expense is a Non-GAAP measure – refer to Reconciliation of Non-GAAP Results on the final slide of this supplementary information. (2) Beginning in Q1’21, Adjusted Selling & Administrative Expense excludes changes in the fair value of our supplemental employee retirement plan (“SERP”) liability. Prior periods have been revised accordingly.

Kimball Electronics (Nasdaq: KE) Adjusted Operating Income (1)(2) 15 (1) Adjusted Operating Income is a Non-GAAP measure – refer to Reconciliation of Non-GAAP Results on the final slide of this supplementary information. (2) Beginning in Q1’21, Adjusted Operating Income excludes changes in the fair value of our supplemental employee retirement plan (“SERP”) liability. Prior periods have been revised accordingly.

Kimball Electronics (Nasdaq: KE) Adjusted Net Income and Adjusted Diluted EPS(1) 16 (1) Adjusted Net Income and Adjusted Diluted EPS are Non-GAAP measures – refer to Reconciliation of Non-GAAP Results on the final slide of this supplementary information.

Kimball Electronics (Nasdaq: KE) Balance Sheet 17 • Cash and cash equivalents were $89.3 million at September 30, 2021 • Cash flow used for operating activities was $8.2 million in the first quarter of fiscal 2022 • Cash conversion days were 73 days, representing a 3 day improvement from Q1 2021, however, it is a 9 day increase from last quarter • Significant increase in inventory in the amount of $62 million in the quarter, a result of the current parts shortage • Capital investments in the first quarter of fiscal 2022 were $12.7 million • Borrowings on our credit facilities were $72.6 million at September 30, 2021 • Our short-term liquidity available totaled $182.8 million at September 30, 2021 • No shares repurchased in the first quarter of fiscal 2022

Kimball Electronics (Nasdaq: KE) Guidance for fiscal year 2022 18 • Net sales in the range of $1.4 - $1.5 billion, an 8% - 16% increase compared to fiscal 2021 • Operating income expected to be 4.5% - 5.0% of net sales • CapEx of $60 - $70 million

Kimball Electronics (Nasdaq: KE) Refreshed Investor Relations website 19

Kimball Electronics (Nasdaq: KE) Closing comments 20 • The impact of the pandemic, and resulting materials shortages, coupled with global logistics issues and rising costs is presenting a unique set of challenges • Long-term perspective when running the business and view these headwinds as short term in nature • Backlog of open orders is at record levels, and we are prepared for a significant ramp-up in output in the second half of fiscal 2022 • Annual Meeting of Share Owners at 9:00 AM ET on Tuesday, November 9th • This meeting will be an in-person only event at our World Headquarters in Jasper, Indiana

Q&A

Appendix

Kimball Electronics (Nasdaq: KE)

Reconciliation of Non-GAAP Results

(Unaudited, Amounts in Thousands, Except Per Share Data)	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22
Selling & Administrative Expenses, as reported	$ 11,827	$ 9,624	$ 11,391	13,117	$ 13,486	$ 11,744	$ 14,357	$ 12,204
Less: SERP[(2)]	502	(914)	1,282	550	811	164	548	(87)
Adjusted S&A Expense	$ 11,325	$ 10,538	$ 10,109	$ 12,567	$ 12,675	$ 11,580	$ 13,809	$ 12,291
Operating Income, as reported	$ 8,684	$ 10,588	$ 1,609	$ 17,807	$ 16,179	$ 14,638	$ 17,079	$ 4,780
Add: SERP[(2)]	502	(914)	1,282	550	811	164	548	(87)
Add: Goodwill Impairment	—	—	7,925	—	—	—	—	—
Add: Lawsuit Settlements (Recovery)	—	—	—	(341)	—	(376)	345	(1,384)
Adjusted Operating Income [(2)]	$ 9,186	$ 9,674	$ 10,816	$ 18,016	$ 16,990	$ 14,426	$ 17,972	$ 3,309
Net Income, as reported	$ 6,612	$ 6,259	$ (1,273)	$ 16,811	$ 15,062	$ 10,472	$ 14,446	$ 2,564
Add: After-Tax Goodwill Impairment	—	—	6,947	—	—	—	—	—
Add: After-Tax Adjustments after Measurement Period of GES Acquisition	—	—	2,871	—	133	(254)	—	—
Add: Lawsuit Settlements (Recovery)	—	—	—	(259)	—	(285)	262	(1,050)
Adjusted Net Income	$ 6,612	$ 6,259	$ 8,545	$ 16,552	$ 15,195	$ 9,933	$ 14,708	$ 1,514
Diluted Earnings per Share, as reported	$ 0.26	$ 0.25	$ (0.05)	$ 0.66	$ 0.60	$ 0.41	$ 0.57	$ 0.10
Add: After-Tax Goodwill Impairment	$ —	$ —	$ 0.28	$ —	$ —	$ —	$ —	$ —
Add: After-Tax Adjustments after Measurement Period of GES Acquisition	$ —	$ —	$ 0.11	$ —	$ —	$ (0.01)	$ —	$ —
Add: Lawsuit Settlements (Recovery)	$ —	$ —	$ —	$ (0.01)	$ —	$ (0.01)	$ 0.01	$ (0.04)
Adjusted Diluted Earnings per Share	$ 0.26	$ 0.25	$ 0.34	$ 0.65	$ 0.60	$ 0.39	$ 0.58	$ 0.06
Operating Income (GAAP) (TTM)	$ 44,615	$ 40,706	$ 31,996	$ 38,688	$ 46,183	$ 50,233	$ 65,703	$ 52,676
Add: Goodwill Impairment (TTM)	—	—	7,925	7,925	7,925	7,925	—	—
Add: SERP (TTM)[(2)]	1,314	(206)	848	1,420	1,729	2,807	2,073	1,436
Add: Lawsuit Settlements (Recovery) (TTM)	(215)	(215)	—	(341)	(341)	(717)	(372)	(1,415)
Adj. Operating Income (non-GAAP) (TTM) [(2)]	$ 45,714	$ 40,285	$ 40,769	$ 47,692	$ 55,496	$ 60,248	$ 67,404	$ 52,697
Tax Effect (TTM) [(2)]	9,288	9,090	9,831	9,940	10,859	11,786	12,844	11,017
After-Tax Adj. Operating Income (TTM) [(2)]	$ 36,426	$ 31,195	$ 30,938	$ 37,752	$ 44,637	$ 48,462	$ 54,560	$ 41,680
Average Invested Capital [(1)]	$ 431,910	$ 438,634	$ 437,263	$ 435,465	$ 433,192	$ 423,545	$ 415,999	$ 414,121
ROIC [(2)]	8.4 %	7.1 %	7.1 %	8.7 %	10.3 %	11.4 %	13.1 %	10.1 %

(1) Average Invested Capital is computed using the Share Owners equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.
(2) Beginning in Q1 FY'21, adjusted selling and administrative expense, adjusted operating income, and ROIC exclude changes in the fair value of our supplemental employee retirement plan ("SERP") liability. Prior periods have been revised accordingly.

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